UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2008

The Knot, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-28271	13-3895178
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

462 Broadway, 6th Floor, New York, New York	10013
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 219-8555

_____________________ (Former name or former address, if changed since last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2008, The Knot, Inc. appointed Carol Koh Evans as Chief Operating Officer.

The current Chief Operating Officer of The Knot, Sandra Stiles, will transition to a new role as Special Adviser to the Chief Executive Officer. She also resigned as a director of The Knot on May 12, 2008.

Ms. Evans, 37, joins from Massive Incorporated, a subsidiary of Microsoft Corporation, where she has been General Manager since May 2006. Prior to joining Massive following its acquisition by Microsoft, Ms. Evans spent five years with Microsoft in Corporate Development, Corporate Strategy and MSN M&A where she primarily supported Microsoft’s consumer initiatives, including the Online Services and Entertainment and Devices divisions. Prior to Microsoft, Ms. Evans led Corporate Development for The Knot. In addition, she worked as an investment banker with Lehman Brothers in New York and Hong Kong and Robertson Stephens in San Francisco and participated in General Electric’s Financial Management Program.

There is no arrangement or understanding between Ms. Evans and other persons pursuant to which Ms. Evans was selected as an officer. There have been no past or proposed transactions in which The Knot was or is to be a participant and in which Ms. Evans had or will have a direct or indirect material interest other than her prior employment relationship and the related compensation.

The Knot entered into a letter agreement with Ms. Evans confirming the terms of her employment, which are briefly described below. The description of the letter agreement below is qualified in its entirety by reference to the full text of the letter agreement, a copy of which is filed with this report as Exhibit 10.1, and is incorporated by reference into this report.

Ms. Evans will receive an annual salary of $285,000. She will be eligible to earn an annual cash incentive bonus, expressed as a percentage of base salary. The target and maximum bonus opportunities will be set by the Compensation Committee of the Board of Directors, and the amount of the actual bonus will be determined according to her achievement of certain performance criteria established by the Compensation Committee. For the year ending December 31, 2008, she will fully participate in The Knot’s incentive compensation program, her target and maximum bonus opportunities therein will be based on her annualized base salary and not on her actual salary paid for 2008, and she is guaranteed to receive a bonus of no less than $50,000.

The Knot will compensate Ms. Evans for certain deferred compensation that she represented to the company that she forfeited by reason of leaving her prior employment. This compensation consists of: (1) $56,000 in cash, to be paid on May 15, 2008, and (2) a grant of 6,000 vested shares of common stock of the Company, which was made upon her appointment.

Ms. Evans received a restricted stock grant of 50,000 shares upon her appointment, which will vest over a four-year term, with the first 25% of the grant vesting on the first anniversary of the grant, and the balance of the grant vesting in equal monthly installments thereafter. In addition, if The Knot is acquired by merger, asset sale or sale of more than 50% of its voting securities by the stockholders, in addition to those shares of restricted stock that previously vested before such change in control in accordance with the regular vesting schedule, an amount of shares of restricted stock will vest upon such event equal to the greater of (1) the shares of restricted stock that would otherwise have vested during the one year period following the change in control, and (2) 50% of the shares of restricted stock that are not vested on the date of the change in control.

If her employment is involuntarily terminated without cause by The Knot or a successor entity, or if she resigns for good reason (as “cause” and “good reason” are defined in the letter agreement), Ms. Evans will receive a lump-sum payment equal to her annualized base salary, at her rate of pay in effect immediately prior to such termination or resignation, and for 12 months after such termination or resignation receive all benefits (other than vesting of any equity award) that were associated with her employment immediately prior to such termination or resignation (to the extent and at such levels that these benefits remain available to employees of The Knot generally during such 12-month period).

If Ms. Evans becomes responsible for any tax, interest or penalties under Sections 409A or 4999 of the Internal Revenue Code in connection with payments made to her by The Knot, Ms. Evans will be entitled to receive an additional payment from The Knot equal to such tax amounts.

Before she is eligible to participate in the company’s benefits program, The Knot shall reimburse Ms. Evans for all of her COBRA expenses for up to 60 days and reimburse her for all benefits related expenses that would otherwise be covered by the company’s benefits program.

In addition, The Knot entered into an indemnification agreement with Ms. Evans in the form entered into with the Company’s other directors and executive officers. The indemnification agreement contains provisions that require The Knot, among other things, to indemnify Ms. Evans against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of her status or service as an executive officers or other entities to which she provides service at The Knot’s request and to advance expenses she may incur as a result of any proceeding against her as to which she could be indemnified.

On May 12, 2008, The Knot issued a press release announcing the appointment of Ms. Evans. A copy of The Knot’s press release is filed with this report as Exhibit 99.1, and is incorporated by reference into this report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following documents are included as exhibits to this report:

10.1	Letter Agreement between The Knot, Inc. and Carol Koh Evans.
99.1	Press Release dated May 12, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KNOT, INC. (Registrant)

Date: May 12, 2008	By:	/s/ RICHARD E. SZEFC
Richard E. Szefc
Chief Financial Officer

EXHIBIT INDEX

10.1	Letter Agreement between The Knot, Inc. and Carol Koh Evans.

99.1	Press Release dated May 12, 2008.